Exhibit 10.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is entered into, as of December 26, 2007, but with an effective date as of November 8, 2007, by and between each of HAWAIIAN HOLDINGS, INC. and its wholly owned subsidiary HAWAIIAN AIRLINES, INC. (which companies are individually and collectively identified hereinafter as the “Company”) and MARK B. DUNKERLEY (hereinafter the “Employee”).

WITNESSETH:

WHEREAS, the Company and Employee entered into an Employment Agreement dated as of December 23, 2002, as amended and restated in its entirety by that certain Amended and Restated Employment Agreement, dated as of August 18, 2005 (hereinafter the “Employment Agreement”); and

WHEREAS, the Company and Employee desire to amend the Employment Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Section 2 shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“2.           TERM OF AGREEMENT.  The term of this Agreement (“Term”) shall commence on November 8, 2007 (the “Renewal Effective Date”) and shall continue until the third anniversary of the Renewal Effective Date.  The period of time commencing on the Renewal Effective Date and ending on the expiration date of the Term, or, if earlier, the date of termination of Employee’s employment (“Termination Date”) under this Agreement shall be referred to as the “Employment Period.”  The Company agrees that it will discuss with Employee at least twelve (12) months prior to the expiration date of the Term (unless Employee’s employment has been terminated prior to such date), its intentions with respect to any extension of its employment of Employee beyond the Termination Date.”

2.                                       The first sentence of Section 3(a) shall be amended and restated in its entirety to read as follows, effective as of the Renewal Effective Date:

“a)           BASE SALARY.  The Company shall pay the Employee, and the Employee agrees to accept from the Company as payment for his services to the Company, a base salary at the rate of Five Hundred and Eighty Thousand Dollars ($580,000.00) per year (“Base Salary”), payable in equal semi-monthly installments or at such other time or times as the Employee and the Company shall agree, provided that in no event will such payment be made later than the 409A Limit as defined in Section 21(a) hereof.”

3.                                       A new sentence shall be added at the end of Section 3(b) which shall read in its entirety as follows, effective as of the Renewal Effective Date,

“Any performance/incentive bonus pursuant to this paragraph shall be paid no later than the 409A Limit as defined in Section 21(a) hereof.

4.                                       Section 3(c) shall be amended and restated in its entirety to read as follows, effective as of the Renewal Effective Date:

“c)           STOCK INCENTIVE PLAN.  On the Renewal Effective Date, Employee received a grant of options to purchase 225,000 shares (the “Extension Options”) of the common stock, par value $0.01 per share, of HH.  The Extension Options have a five year term.  The Extension Options are in addition to any other Options granted in accordance with this Section 3(c).  All Extension Options will vest as follows: (i) one-third (1/3) on the first anniversary of the Renewal Effective Date, (ii) one-third (1/3) on the second anniversary of the Renewal Effective Date, (iii) one-third (1/3) on the third anniversary of the Renewal Effective Date; and further provided, however that in the event of a “change in control” (as defined in Section 10 below) or in accordance with Section 8 hereof, all outstanding Options shall immediately become fully vested and exercisable and in the case of any such “change in control,” such vesting shall be effective as of the moment immediately prior thereto.  Furthermore, the Employee has received prior to the Renewal Effective Date a grant of options to purchase an additional 1,044,000 shares (the “Existing Options,” and together with the Extension Options, the “Options”) of the common stock of HH, 300,000 of which were granted on June 10, 2005 and 744,000 of which were granted during July 2005.  All Existing Options have vested as of the Renewal Effective Date, other than 348,000 of such Options which shall vest on January 1, 2008.  In the event that HH shall distribute to the holders of its common stock rights to acquire its common stock or makes any offer solely to holders of its common stock to subscribe for or obtain common stock or warrants, options, convertible securities or other instruments convertible into, or exercisable for, common stock in each case that are (i) distributed or offered solely to common stock holders generally at any time within three (3) years of the Renewal Effective Date and (ii) entitle the common stockholders to acquire common stock at a discount to, or at a price less than, the fair market value (determined by reference to such value on the day preceding the public announcement of any such distribution or offering) of common stock (collectively, the “Rights”), then the Company shall also grant Employee additional options to purchase shares of the common stock of HH (the

“Additional Options”) on the date that is two business days after the last day for the exercise of the Rights.  The number of shares represented by the Additional Options shall equal (i) that percentage which the number of shares of common stock purchasable or issuable pursuant to the Rights bears to the number of outstanding shares of common stock on the date the Rights are distributed or offered times (ii) the number of shares of common stock subject to the unexercised Options.  One-third of the Additional Options shall vest on each of the dates the Extension Options would vest (or to the extent any of such Extension Options have already vested on the date the Additional Options are granted, a pro rata portion of the Additional Options shall be vested when the Additional Options are granted).  The exercise price per share of the Options and of each of the Additional Options (collectively, the “Total Options”) shall be equal to the fair market value, as defined in the applicable equity plan of the Company, of the common stock of HH on the applicable grant date.  Employee and HH shall enter into separate stock option agreements reflecting the terms of the Total Options, which shall not conflict in any way with the terms set forth herein and shall include provisions for equitable adjustment in the event of a stock split, stock dividend or other similar event affecting the common stock of HH.  The Company shall use its good faith efforts to ensure that a sufficient number of options remain available for issuance under its approved stock option plan of HH (the “Option Plan”).  The Company represents and warrants to the Employee that (i) the Option Plan and the grant of the Extension Options to the Employee complied on the Renewal Effective Date with the requirements of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (the “Code”) and (ii) for purposes of Section 409A of the Code, the Extension Options were granted on the Renewal Effective Date.  The Company shall use its good faith efforts to register any shares of common stock issuable upon exercise of the Total Options on Form S-8 (or any applicable successor form) and to maintain such registration for as long as Employee holds such shares or Total Options (as the case may be).”

5.                                       A new section, Section 3(f) shall be added, which shall read in its entirety as follows, effective as of the date hereof:

“f)           DEFERRED STOCK UNITS.  On the Renewal Effective Date, Employee received a grant of 550,000 deferred stock units in HH (the “Deferred Stock Units”).  Except as otherwise provided for herein, the Deferred Stock Units will vest according to the schedule below and will be distributed to Employee (any vested DSUs shall be distributed without regard to whether Employee is then employed by HH or any of its affiliates as of such Distribution Date) on the first Distribution Date in the calendar year indicated

in such schedule, but in all cases no later than the last day of such calendar year.  For purposes of this Agreement, the term “Distribution Date” shall mean the first date on which Employee is able to freely sell securities of HH or its affiliates and shall not include any period during which Employee is unable to sell such securities due to any so-called “black-out” period or otherwise:

Deferred Stock Units	Vesting Date	Calendar Year of Distribution
183,333	January 1, 2009	2010
183,333	November 8, 2009	2010
183,334	November 8, 2010	2011

The Deferred Stock Units delivered to Employee on any Distribution Date shall be made in shares of common stock of HH, par value $0.01 per share.  Employee and HH shall enter into a Deferred Stock Unit agreement, effective as of the Renewal Effective Date, substantially in the form as attached as Exhibit A hereto reflecting the terms of such grant, which shall not conflict in any way with the terms set forth herein.  Additionally, in the event of a “change in control” (as defined in Section 10 below), all outstanding Deferred Stock Units shall immediately become fully vested as of the date of such change of control and shall be distributed to Employee as soon as practicable on the first Distribution Date on or after such change of control, but in all cases no later than the 409A Limit, provided, further that in the event such Distribution Date occurs on the same date as the change in control, such distribution shall be effective as of the moment immediately prior to the change of control.  The Company shall use its good faith efforts to ensure that a sufficient number of shares remain available for issuance under applicable approved deferred stock unit plan(s) for the issuance of the Deferred Stock Units.  The Company shall use its good faith efforts to register any shares of common stock issuable pursuant to Deferred Stock Units on Form S-8 (or any applicable successor form) and to maintain such registration for as long as Employee holds such shares.

6.                                       A new section, Section 3(g) shall be added, which shall read in its entirety as follows, effective as of the date hereof:

“g)          RESTRICTED STOCK.  On the Renewal Effective Date, Employee received a grant of 225,000 restricted shares of common stock of HH par value $0.01 per share (the “Restricted Stock”).  Subject to Employee’s continued employment, the Restricted Stock shall vest, if at all, on the first Distribution Date on or after each of the following dates: (i) with respect to one-third (1/3) of the Restricted Stock (the “First Tranche”), the first anniversary of the Renewal Effective Date; provided that the volume weighted average closing price of the common stock of HH equals or exceeds $6.50 per share over any 20 day period (such 20 day volume weighted average closing price being referred to “Price Target”), commencing on the Renewal Effective Date and ending on the first anniversary of the Renewal Effective Date, (ii) with respect to an additional one-third (1/3) of the Restricted Stock (the “Second Tranche”) and any shares in the First Tranche that remain unvested, the second anniversary of the Renewal Effective Date; provided that the Price Target equals or exceeds $6.50 per share over any 20 day period commencing on the first anniversary of the Renewal Effective Date and ending on the second anniversary of the Renewal Effective Date and (iii) with respect to the final one-third (1/3) of the Restricted Stock and any shares in the First Tranche and/or the Second Tranche that remain unvested, the third anniversary of the Renewal Effective Date; provided that the Price Target equals or exceeds $6.50 per share over any 20 day period commencing on the second anniversary of the Renewal Effective Date and ending on the third anniversary of the Renewal Effective Date.  If a “change in control” (as defined in Section 10 below) occurs prior to the third anniversary of the Renewal Effective Date, and in consideration of such change in control there is consideration received by shareholders of the Company that equals or exceeds $6.50 per share of the common stock of HH, then all shares of the Restricted Stock shall fully vest on the first Distribution Date on or after such change in control, and in the event that such vesting occurs on the same date as the change of control, the vesting shall be effective immediately prior to such change in control.  If Employee’s employment is terminated prior to the third anniversary of the Renewal Effective Date (i) by act of the Company other than for cause or (ii) by the Employee for good reason, and in either such case, any Price Target has been met as of the date of such termination, then all shares of the Restricted Stock shall fully vest as of such date.  Except as otherwise provided in this Section 3(g), if the Employee’s employment with the Company is terminated prior to satisfaction of a Price Target or a Price Target is not met on or prior to the third anniversary of the Renewal Effective Date, then any then unvested shares of the Restricted Stock shall be forfeited with no further compensation due to Employee.  For the avoidance of doubt, the vesting provisions of Section 8(d) shall not apply to the Restricted Stock.”

7.                                       A new sentence shall be added at the end of the first paragraph of Section 4, which shall read in its entirety as follows, effective as of the date hereof:

“Any reimbursement pursuant to this Section 4 shall be paid as soon as practicable, provided that, to the extent required to comply with Section 409A of the Code, such reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.”

8.                                       Section 5(a) shall be deleted in its entirety, effective as of the date hereof.

9.                                       A new sentence shall be added at the end of Section 5(b), which shall read in its entirety as follows, effective as of the date hereof:

“Notwithstanding the foregoing in order to receive reimbursement of the Termination Expenses under this Section 5(b), such Termination Expense must be incurred on or before the end of the second calendar year following the calendar year in which Employee’s termination of employment occurs and reimbursement of such Termination Expense shall be made as soon as administratively feasible following submission of such expense but shall in any event be made on or before the end of the third calendar year following the calendar year in which Employee’s termination of employment occurs.”

10.                                 Section 5(c) shall be deleted in its entirety, effective as of the date hereof.

11.                                 The lead-in language to Section 8 shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“8.           COMPENSATION UPON TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE OR BY THE EMPLOYEE FOR GOOD REASON.  If the Employee’s employment shall be terminated (i) by act of the Company other than for cause during the Term, (ii) by the Employee for good reason during the Term, or (iii) upon or after the expiration of the Term and the Company has not offered Employee, at least six months prior to the expiration of the Term, a new employment agreement on terms comparable in all material respects to the then effective terms of the Agreement (including new grants of equity comparable in all material respects to those made upon the Renewal Effective Date), then Employee shall be entitled to the following benefits:”

12.                                 Section 8(b) shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“b)          LUMP SUM PAYMENT.  Employee shall receive, no later than five (5) calendar days after any Termination Date, a lump sum cash severance payment in an amount equal to 3 times the amount of Employee’s total Base Salary and bonus payments received during the 12 month period immediately prior to such termination, up to a maximum severance payment of $2,500,000 (the “Cash Severance Amount”).”

13.                                 Section 8(c) shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“8(c)       CONTINUATION OF MEDICAL AND OTHER BENEFITS.  Throughout the Term of this Agreement from and after the date of Termination, the Company shall continue to provide Employee with (i) life insurance coverage, disability benefits and medical benefits as if Employee’s employment under the Agreement had not been terminated; provided that coverage (as distinct from benefits due to disability) under the Company’s long term disability insurance will not be included as part of benefits provided after termination of employment, because the carrier limits provision of such to employees and (ii) Travel Benefits set forth in Section 4(c), as if Employee’s employment under the Agreement had not been terminated. With respect to any medical reimbursements made to Employee under this Section, such reimbursement will be paid to Employee as soon administratively feasible following submission of such claim but shall in any event be made on or before the end of the calendar year following the calendar year in which Employee’s such claim is incurred.  If required by law or otherwise allowed by the relevant carrier, Employee will be afforded the opportunity to continue such benefits at Employee’s own cost after the benefits provided under this Section 8(c) have expired.”

14.                                 Section 8(d) shall be amended and restated in its entirety to read as follows, effective as of the Renewal Effective Date:

“d)          EQUITY.  Notwithstanding any provision in any applicable Company equity plan or agreement (such as, but not limited to, those relating to stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock units or stock purchases) to the contrary (except with respect to the Restricted Stock, which shall be subject to the provisions of Section 3(g)), all rights to such equity benefits granted to Employee shall become immediately and fully vested, exercisable and/or payable as of the applicable Termination Date, and with respect to options or stock appreciation rights shall remain exercisable for a period thereafter of one (1) year (but not beyond the term of the option or rights); unless the Company in connection with a transaction terminates all outstanding equity grants under an applicable equity plan in exchange for a cash payment as provided in an applicable equity plan of the Company or agreement thereunder and in compliance with the requirements of Section 409A of the Code.  Notwithstanding the foregoing, in the event that the applicable Termination Date is not a Distribution Date, the Deferred Stock Units shall be distributed on the first succeeding Distribution Date, but, subject to Section 21, in any event no later than 90 days after such Termination Date.  Except with respect to the Restricted Stock, the provisions of this Section 8(d) shall supersede and control, insofar as concerns Employee, any such plans or agreements of the Company referred to above as of the Renewal Effective Date.”

15.                                 Section 8(f) shall be added, which shall read in its entirety as follows, effective as of the date hereof:

“f)           CERTAIN OTHER PAYMENTS.  In the event it is determined that any payment or distribution (including benefits and acceleration of vesting of the Options or Deferred Stock Units) which is made by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise) would be subject to any excise tax, or any interest or penalties are incurred by Employee with respect to any such excise tax pursuant to Sections 280G or 4999 of the Code, or any successor or like provision (or for the payment of any tax pursuant to any applicable, like state tax provision) (the “Excise Tax”), the Company shall make a payment (the “Special Reimbursement”) to or for the benefit of Employee in an amount such that, after payment by Employee of all federal, state and local taxes, including, without limitation, any tax under Sections 280G or 4999 (and any interest and penalties imposed with respect thereto) imposed on the Special Reimbursement, Employee retains an amount of the Special Reimbursement sufficient to pay the Excise Tax imposed on the Special Reimbursement.  The Special Reimbursement shall be paid as soon as practicable after it is determined by the Company or Employee and reviewed for accuracy by the Company’s certified public accountants and paid by or on behalf of Employee; provided however that the Special Reimbursement shall in no event be paid later than the date which is two (2) weeks after the date upon which Employee pays such portion of the Excise Tax on which such Special Reimbursement is payable under this Section.”

16.                                 The last sentence of Section 12 shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“The Company shall reimburse Employee for all reasonable attorneys’ fees and expenses incurred in connection with entering into and/or negotiating the Amendment.  Any such reimbursement payable under this Section 12 shall be made as soon as practicable after submission of such fee or expense by Employee for payment; provided however, that in no event shall reimbursement be made later the end of the year following the year in which Employee pays such fee or expense.”

17.                                 Section 21 shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“21.         SECTION 409A.

a)             GENERAL. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code and the Department of Treasury Regulations and other guidance promulgated thereunder.  All payments or distributions under this Agreement shall be made on the date or during the period specified herein for such payments, subject to Section 21(b) herein.  To the extent no date or period is specified, a payment or distribution shall be made on or before the later of (i) the fifteenth day of the third month following the end of Employee’s first taxable year in which the right to such payment or distribution is no longer subject to a substantial risk of forfeiture or (ii) the fifteenth day of the third month following the end of the Company’s first taxable year in which the right to such payment or distribution is no longer subject to a substantial risk of forfeiture (the “409A Limit”), except as provided in Section 21(b) herein.

b)            SPECIFIED EMPLOYEE DELAY.  Each of the payments under this Agreement shall be considered a separate payment for the purposes of Section 409A of the Code and the Department of Treasury Regulations and other guidance promulgated thereunder.  Notwithstanding any provision to the contrary in this Agreement, if (a) Employee is a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits under this Agreement would otherwise commence and (b) any payment or benefit under this Agreement would otherwise subject Employee to any tax, interest or penalty imposed under Section 409A of the Code or the Department of Treasury Regulations or other guidance promulgated thereunder, if the payment or benefit would commence within six months of a termination of Employee’s employment with the Company, then all such payments or benefits that would otherwise be paid during the first six months after Employee’s separation from service within the meaning of Code Section 409A shall be accumulated and shall be paid (together with, in the case of any cash payment, interest credited at the Applicable Federal Rate in effect as of the date of Employee’s separation from service) on the earlier of (1) the first day which is at least six (6) months after Employee’s separation from service within the meaning of Code Section 409A or (2) the date of Employee’s death (as applicable, the “Specified Employee Payment Date”).  Notwithstanding the foregoing, if the Specified Employee Payment Date is not a Distribution Date, any Deferred Stock Units that would otherwise be distributed on such date pursuant to this Section 21(b) will be distributed on the first succeeding Distribution Date, but in all cases no later than 90 days after the Specified Employee Payment Date.”

18.                                 A new Section 23 shall be added to the Employment Agreement and shall read as follows, effective as of the date hereof:

“23.         INDEMNITY. From and after the Renewal Effective Date, the Company will indemnify, defend, protect and hold Employee (and his heirs and executors) harmless, from and against any and all costs, losses, taxes (including any taxes attributable to the receipt of any payments pursuant to this indemnity), liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (including reasonable attorneys’ fees) arising out of, relating to or resulting in any way from any breach of any representation or warranty of the Company in this Agreement.”

19.                                 Exhibit A shall be added to the Employment Agreement, which shall read in its entirety substantially as is set forth in Annex A to this Amendment, effective as of the Renewal Effective Date.

20.                                 Except as specifically provided in and modified by this Amendment, the Employment Agreement is in all other respects hereby ratified and confirmed and references to the Employment Agreement shall be deemed to refer to the Employment Agreement as modified by this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written, but with an effective date as of November 8, 2007.

HAWAIIAN HOLDINGS, INC.

By:	/s/ Thomas B. Fargo
Name: Thomas B. Fargo
Title: Chairman, Compensation Committee

HAWAIIAN AIRLINES, INC.

By:	/s/ Thomas B. Fargo
Name: Thomas B. Fargo
Title: Chairman, Compensation Committee

/s/ Mark B. Dunkerley
MARK B. DUNKERLEY